Exhibit 99.1

Tactical Air Defense Services’ Super Tucano Aircraft on Contract at Oshkosh Air Show

Carson City, NV- July 27, 2012 - Tactical Air Defense Services, Inc. (OTCQB: TADF), an Aerospace/Defense Services contractor that offers tactical aviation services, aircraft maintenance, and other Aerospace/Defense services to the United States and Foreign militaries and agencies, is pleased to announce that the Embraer Super Tucano aircraft (the “Super Tucano”) in which it has an interest through a Services Agreement with Tactical Air Support, Inc., is currently on contract at the Oshkosh Air Show.

The Super Tucano has been contracted to support Embraer, the Brazilian manufacturer of the Super Tucano, in order to showcase its aircraft to both U.S. and foreign militaries. Embraer’s Super Tucano was recently selected by the USAF for its Light Air Support program to provide light attack, armed reconnaissance, and training capabilities to the Afghanistan military, as well as provide the U.S. and other partner nations with critical capabilities for agile, flexible, economical, new generation multi-role airpower.  Due to a formal protest by Hawker Beechcraft, which was also contending for the award of the USAF contract, the award to the Super Tucano was cancelled, and the bidding process has been restarted and is expected to be awarded by January.

The TADF/Tac-Air Super Tucano is the only one of its kind offered in the U.S. through a commercial Aerospace/Defense services contractor, and is a specialty military aircraft renowned for its capabilities in counter-insurgency and air-to-ground bombing.

Alexis C. Korybut, Chief Executive Officer of TADF, stated, “We are pleased that the Super Tucano is again on contract after the scheduled maintenance delay, and that it was selected by its manufacturer, Embraer, to represent it at the renowned Oshkosh Air Show.  We believe that the attention received by the Super Tucano from both the press corps and visiting military representatives will only further enhance the demand for this unique military aircraft.”

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Forward Looking Statement Disclosure

Statements contained herein that are not historical facts may be forward looking statements within the meaning of the Securities Act of 1933, as amended.  Although we believe that the expectations and assumptions upon which they are based are reasonable, we can give no assurance that such expectations and assumptions will prove to have been correct. Some of these uncertainties include, without limitation, the company’s ability to perform under existing contracts, to procure future contracts, to acquire certain assets, or to finalize funding for the purchase of certain assets. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including without limitation, successful implementation of our business strategy and competition, any of which may cause actual results to differ materially from those described in the statements. We undertake no obligation and do not intend to update, revise, or otherwise publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of any unanticipated events. Although we believe that our expectations are based on reasonable assumptions, we can give no assurance that our expectations will materialize. Many factors could cause actual results to differ materially from our forward-looking statements.

Investor Relations Contact:

Gerald N. Kieft

The WSR Group

(772) 219-7525

IR@theWSRgroup.com

www.theWSRgroup.com